Exhibit 10.20

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into this 27th day of March, 2002 (the “Effective Date”) between Axsys Technologies, Inc. (the “Company”) and Mark J. Bonney (the “Employee”).

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Company and the Employee, hereby agree as follows:

1.             Termination of Employment.  The Employee’s employment with the Company and its Affiliates (as hereinafter defined) was terminated on March 18th, 2002 (the “Termination Date”).  The Employee hereby resigns, as applicable, from all of his positions as an employee, officer and director of the Company and/or its Affiliates.

2.                                       Payments and Benefits.

(a)           On the Effective Date, the Company shall pay to the Employee his accrued but unpaid base salary as well as any unpaid incentive payment due for the calendar year 2001. The Company shall also make a payment to the Employee in lieu of his unused vacation accrued as of the Termination Date, if any.

(b)           During the period commencing on the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date and (ii) the Employee’s commencement of full-time employment with a subsequent employer (the “Continuation Period”), the Company shall continue to pay the Employee his base salary at the rate in effect on the Termination Date.  Such base salary will be paid in accordance with the Company’s normal payroll practice. The Company shall also continue to provide medical, dental and life insurance benefits during the Continuation Period.  At the end of the Continuation Period, the Company shall pay to the Employee an amount in cash equal to the matching contributions the Company would have made on the employee’s behalf to the Company’s 401k Plan had the Employee participated in the Plan during the Continuation Period at the same rate of the Employee’s participation as in effect immediately prior to the Termination Date.  The Employee shall promptly notify the Company upon his commencement of any subsequent employment.

(c)           The Company shall amend the Employee’s outstanding stock options in respect of 155,000 shares of the Company’s common stock to extend the exercise period of such options (to the extent such options are vested and exercisable on the Termination Date) to the end of business on the date 90 days following the expiration of the Continuation Period.

(d)           The Company will provide the Employee with outplacement services through a firm selected by the Employee, provided that the Company’s cost of providing such services shall not exceed $7,500.00.

All applicable withholdings will be made for the payments provided for in this Section 2.

3.             Release.  In consideration of the benefits set forth in Section 2 of this Agreement, the sufficiency of which is hereby acknowledged by the Employee, the Employee, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, its Affiliates and their respective present and former officers, directors, executives, shareholders, agents, attorneys and employees, (collectively the “Released Parties”), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, including, without limitation, arising under the laws of any jurisdiction, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, may hereafter have, own or hold or has at any time heretofore had, owned or held, against any Released Party arising out of any act or omission occurring, or state of facts existing, on or prior to the time of execution of this Agreement including, without limitation, (i) any claims in any way connected with the Employee’s employment relationship with the Company and/or its Affiliates, or the termination thereof, and (ii) any claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state or local statute, provision, order, rule, regulation or other law of any jurisdiction, excepting only those obligations of the Company to the Employee set forth in Section 2 of this Agreement.  For purposes of this Agreement, “Affiliates” shall mean the Company’s subsidiaries and any other entity, directly or indirectly, controlled by, controlling or under common control with the Company.

This release is for any relief no matter how called, including but not limited to, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, attorneys fees and expenses and claims to be reinstated to employment with the Company.

The Employee acknowledges and agrees that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party under any federal or state statute or the principals of common law or any other law, rule or regulation of any jurisdiction, any such liability having been expressly denied.

The Employee acknowledges and agrees that he has not, with respect to any act or omission occurring, or state of facts existing, on or prior to the time of execution of this Agreement, filed any complaints, charges or lawsuits, or taken similar action, against any of the Released Parties with any governmental agency or any court or tribunal or similar body or authority.

4.             Voluntary Agreement; Attorney Consultation; Revocation.

The Employee represents that he has carefully read this Agreement, that he has been advised to consult with an attorney, that he knows and understands the contents of this Agreement, that he executes this Agreement knowingly and voluntarily as his own free act and deed, that the terms of this Agreement including, but not limited to, those of Section 3 are totally satisfactory and thoroughly understood by him, and that this Agreement was entered into without fraud, duress or coercion.

5.             Confidentiality; Return of Company Property.  The Employee agrees and understands that in the Employee’s position with the Company and performance of his responsibilities, duties and services for the Company and/or its Affiliates, the Employee has been exposed to and received information relating to the confidential affairs of the Company and/or its Affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and/or its Affiliates, and other forms of confidential information, trade secrets and/or confidential information in the nature of trade secrets of the Company and/or its Affiliates (“Confidential Information”).  The Employee acknowledges and represents that as of the time of execution of this Agreement the Employee has not disclosed, and agrees that at any time thereafter the Employee will not disclose, Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company and/or its Affiliates, as appropriate.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Except for his cell phone and computer which the Employee will be permitted to retain until the end of the Continuation Period, the employee has returned to the Company and/or its Affiliates, as appropriate, all property, keys, mobile phones, computer equipment, software data files, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to his employment with the Company and, as applicable, all copies, in whatever medium, thereof.  Any such data or property (including copies thereof) stored on computer, software data files or other equipment belonging to the Employee (or to which the Employee otherwise has lawful access after the date hereof) shall be deleted by the Employee immediately following execution of this Agreement.

6.             Non-Disparagement.  The Employee agrees not to make any written or oral statement that could disparage the goods, products, services, employees, officers, directors, shareholders or reputation, of the Company or its Affiliates.  The Company agrees that it shall use its best efforts to cause its officers and directors not to make any written or oral statement that could disparage the Employee.

7.             Successors.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.             Entire Agreement; Waiver; and Severability.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements, written or oral, between the parties relating to said subject matter.  No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.  The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.  If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

9.             Governing Law.  This Agreement shall be governed by the laws of the state of Connecticut, without regard to the choice of law principles thereof.

AXSYS TECHNOLOGIES, INC.

By:	/s/: Stephen W. Bershad
Name: Stephen W. Bershad
Title: CEO

/s/: Mark J. Bonney
Mark J. Bonney